AMENDMENT NUMBER ONE

EMPLOYMENT AGREEMENT WITH TIMOTHY R. FRAME

This Amendment Number One (the “Amendment”) to the employment agreement (the “Employment Agreement”) between West End Bank, S.B. (the “Bank”) and Timothy R. Frame (“Executive”) is made effective as of January 28, 2015.  Capitalized terms which are not defined herein shall have the same meaning as set forth in the Employment Agreement.

WHEREAS, Executive was promoted to the position of President and Chief Executive Officer of West End Indiana Bancshares, Inc. (the “Company”) and the Bank effective January 2, 2015, and Executive was appointed to the boards of directors of the Company and the Bank effective January 2, 2015; and

WHEREAS, in recognition of Executive’s promotion, the Bank and Executive desire to amend the Employment Agreement to replace the title “SVP Chief Lending Officer & Senior Retail Manager” with “President and Chief Executive Officer” and to make a corresponding change to the description of Executive’s position and responsibilities in the Employment Agreement; and

WHEREAS, Section 15(a) of the Employment Agreement provides that the Employment Agreement may be amended.

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Employment Agreement is hereby amended as follows:

Section 1.                      New Title.  All references to “SVP Chief Lending Officer & Senior Retail Manager” are hereby replaced with “President and Chief Executive Officer.”

Section 2.                      New Position and Responsibilities.  Section 1 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“During the term of this Agreement, Executive shall serve as a member of the board of directors of the Bank (the “Board”) and President and Chief Executive Officer of the Bank.  Executive shall be responsible for the overall management of the Bank, and shall be responsible for establishing the business objectives, policies and strategic plan of the Bank, in conjunction with the Board.  Executive also shall be responsible for providing leadership and direction to all departments or divisions of the Bank, and shall be the primary contact between the Board and the staff.  As President and Chief Executive Officer, Executive shall directly report to the Board.  Executive also shall be nominated as a member of the Board, subject to election by members or shareholders of the Bank, as the case may be.  Executive also agrees to serve, if elected, as an officer and director of any affiliate of the Bank.”

Section 3.                      Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

Section 4.                       Governing Law.  This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Indiana.

Section 5.                       Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the Bank and Executive have signed this Amendment as of January 28, 2015.

WEST END BANK, S.B.

By: /s/ John P. McBride
Chairman of the Board

WEST END INDIANA BANCSHARES, INC.

By: /s/ John P. McBride
Chairman of the Board

EXECUTIVE

/s/ Timothy R. Frame
Timothy R. Frame